                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            TRILOGY SOFTWARE, INC.,

                          POI ACQUISITION CORP., INC.

                                      and

                               PCORDER.COM, INC.


                               October 25, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                             Page
                                                                             ----
ARTICLE I        THE TENDER OFFER............................................  2
 SECTION 1.01    The Tender Offer............................................  2
 SECTION 1.02    Company Action..............................................  3
 SECTION 1.03    Stockholder Lists...........................................  4
ARTICLE II       THE MERGER..................................................  4
 SECTION 2.01    The Merger..................................................  4
 SECTION 2.02    Effective Time..............................................  5
 SECTION 2.03    Effects of the Merger.......................................  5
 SECTION 2.04    Certificate of Incorporation and Bylaws.....................  5
 SECTION 2.05    Directors...................................................  5
 SECTION 2.06    Officers....................................................  5
 SECTION 2.07    Conversion of Shares........................................  5
 SECTION 2.08    Options and ESPP............................................  6
 SECTION 2.09    Merger Without Stockholders' Meeting........................  7
 SECTION 2.10    Stockholders' Meeting or Action by Consent..................  8
ARTICLE III      DISSENTING SHARES; PAYMENT FOR SHARES.......................  9
 SECTION 3.01    Dissenting Shares...........................................  9
 SECTION 3.02    Exchange of Certificates and Cash...........................  9
 SECTION 3.03    Stock Transfer Books........................................  11
ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............  11
 SECTION 4.01    Corporate Organization......................................  11
 SECTION 4.02    Capitalization..............................................  12
 SECTION 4.03    Authority Relative to this Agreement........................  12
 SECTION 4.04    No Conflict; Required Filings and Consents..................  13
 SECTION 4.05    SEC Filings and Financial Statements........................  14
 SECTION 4.06    Absence of Certain Changes or Events........................  14
 SECTION 4.07    No Undisclosed Liabilities..................................  14
 SECTION 4.08    Proxy Statement.............................................  15
 SECTION 4.09    Brokers.....................................................  15
 SECTION 4.10    Compliance with Applicable Law..............................  15
 SECTION 4.11    Tax Returns and Tax Payments................................  15
 SECTION 4.12    Intellectual Property.......................................  16
ARTICLE V        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............  16
 SECTION 5.01    Corporate Organization......................................  16
 SECTION 5.02    Authority Relative to this Agreement........................  16
 SECTION 5.03    No Conflict; Required Filings and Consents..................  17
 SECTION 5.04    Brokers.....................................................  17
 SECTION 5.05    Proxy Statement.............................................  18
 SECTION 5.06    Litigation..................................................  18
 SECTION 5.07    Financing...................................................  18
 SECTION 5.08    Stock Ownership.............................................  18
ARTICLE VI       COVENANTS...................................................  18
 SECTION 6.01    Conduct of Business of the Company..........................  18
 SECTION 6.02    Notification of Certain Matters.............................  19
 SECTION 6.03    Indemnification; Directors' and Officers' Insurance.........  19
 SECTION 6.04    Access and Information......................................  20
 SECTION 6.05    Publicity...................................................  20
 SECTION 6.06    Commercially Reasonable Efforts.............................  21
 SECTION 6.07    Contribution of Company Common Stock........................  21
 SECTION 6.08    Notification of Third Party Offers..........................  21
 SECTION 6.09    Board Recommendation........................................  21


 SECTION 6.10    Additional Reports and Information..........................  22
 SECTION 6.11    Disclosure Schedule Supplements.............................  22
 SECTION 6.12    Role of Special Committee...................................  22
 SECTION 6.13    Clarification of Stock Option Plans.........................  23
ARTICLE VII      CONDITIONS..................................................  23
 SECTION 7.01    Conditions to Obligations of Each Party to Effect the Merger  23
ARTICLE VIII     TERMINATION.................................................  23
 SECTION 8.01    Termination.................................................  23
 SECTION 8.02    Effect of Termination.......................................  24
ARTICLE IX       MISCELLANEOUS...............................................  24
 SECTION 9.01    Non-Survival of Representations, Warranties and Agreements..  24
 SECTION 9.02    Fees and Expenses...........................................  25
 SECTION 9.03    Notices.....................................................  25
 SECTION 9.04    Governing Law...............................................  26
 SECTION 9.05    Interpretation..............................................  26
 SECTION 9.06    Entire Agreement; Assignment................................  26
 SECTION 9.07    Severability................................................  26
 SECTION 9.08    Parties In Interest.........................................  26
 SECTION 9.09    Counterparts................................................  27
 SECTION 9.10    Amendment...................................................  27
 SECTION 9.11    Extension; Waiver...........................................  27
 SECTION 9.12    Headings....................................................  27
 SECTION 9.13    Enforcement.................................................  27
 SECTION 9.14    Parent Guaranty.............................................  28
 SECTION 9.15    Knowledge of the Company....................................  28

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 25, 2000, by and among Trilogy Software, Inc., a Delaware corporation ("Parent"), POI Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and pcOrder.com, Inc., a Delaware corporation (the "Company").

          WHEREAS, the Parent beneficially owns 100% of the Class B common stock, par value $0.01 per share, of the Company (the "Class B Common Stock"), which, on an as-converted basis, represents approximately 62.5% of the outstanding shares of Class A common stock, par value $0.01 per share, of the Company ("Class A Common Stock")(such shares of Class A Common Stock being hereafter referred to as the "Shares" and such Class A Common Stock being hereafter referred to, collectively with the Class B Common Stock, as the "Company Common Stock"); and

          WHEREAS, it is proposed that Parent shall commence a tender offer (the "Tender Offer") to acquire any and all of the outstanding Shares for an amount equal to $6.375 per Share (such amount, or any greater amount per Share paid pursuant to the Tender Offer, being hereinafter referred to as the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions provided herein; and

          WHEREAS, it is proposed that, subject to and following the consummation of the Tender Offer, Sub shall be merged with and into the Company, with the Company as the surviving corporation, and in such merger all outstanding Shares (with certain exceptions specified herein) shall be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger"); and

          WHEREAS, the Board of Directors of the Company, based on the unanimous recommendation of the special committee of independent directors of the Board of Directors of the Company (the "Special Committee"), has: (i) determined that each of the Tender Offer and the Merger is fair to and in the best interests of the stockholders of the Company (other than Parent, Sub or any other affiliate of Parent excluding the Company (the "Unaffiliated Stockholders")); (ii) approved this Agreement and the transactions contemplated hereby, including, without limitation the Tender Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Tender Offer, tender their Shares pursuant thereto and approve and adopt this Agreement and the Merger, subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

          SECTION 1.01  The Tender Offer. (a) Provided that none of the events
                        ----------------
set forth in Annex A hereto shall have occurred or be existing, as soon as practicable but in no event (unless otherwise agreed by the Company acting through the Special Committee) later than the ninth business day following the date of this Agreement, Parent shall commence the Tender Offer. The initial expiration date of the Tender Offer shall be the twentieth business day from and after the date the Tender Offer is commenced (the "Initial Expiration Date"). The obligation of Parent to commence the Tender Offer and to accept for payment and pay for Shares tendered pursuant to the Tender Offer shall be subject only to the conditions set forth in Annex A hereto, any of which conditions may be waived by Parent in its sole discretion. Parent expressly reserves the right to amend or make changes to the terms and conditions of the Tender Offer; provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Company's Board of Directors), Parent shall not (i) decrease the Offer Price or change the form of consideration to be paid in the Tender Offer, (ii) impose any additional conditions to the Tender Offer from those set forth in Annex A hereto, (iii) reduce the number of Shares subject to the Tender Offer, or (iv) otherwise amend the Tender Offer in a manner that would adversely affect the holders of Shares. The Company agrees that no Shares held by the Company will be tendered pursuant to the Tender Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, Parent shall have the right to extend the Tender Offer beyond the Initial Expiration Date in the following events: (i) from time to time if, at the Initial Expiration Date (or extended expiration date of the Tender Offer, if applicable), any of the conditions to the Tender Offer shall not have been satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Tender Offer or any period required by applicable law; or (iii) pursuant to an amendment to the Tender Offer providing for a "subsequent offering period" not to exceed twenty business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, if at any scheduled expiration date of the Tender Offer any of the conditions of the Tender Offer have not been satisfied or waived by Parent but are reasonably capable of being satisfied, Parent shall extend the Tender Offer for ten calendar days from the then-scheduled expiration date of the Tender Offer; provided that Parent shall not be obligated to extend the Tender Offer pursuant to this sentence more than once. Following the satisfaction or waiver of the conditions to the Tender Offer, Parent shall accept for payment, in accordance with the terms of the Tender Offer, all Shares validly tendered pursuant to the Tender Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

          (b) Parent shall file with the SEC on the date that the Tender Offer is commenced (i) a Tender Offer Statement on Schedule TO (together with any supplements or amendments thereto, the "Schedule TO"), which will contain, among other things, the offer to purchase, form of the related letter of transmittal and all other required ancillary documents (together with any supplements or amendments thereto, the "Tender Offer Documents"), and (ii) together with the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Tender Offer (the "13e-3 Transaction Statement"), which shall be filed as a part of the Schedule TO. The Tender Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by either Parent or the Company, as the case may be, with respect to information supplied by the other party in writing for inclusion in the Tender Offer Documents. Parent further agrees to take all steps necessary to cause the Tender Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Tender Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent further agrees to take all steps necessary to cause the Tender Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel, and the Special Committee and its counsel, shall be given the opportunity to review and comment on the initial Schedule TO before it is filed with the SEC. In addition, Parent agrees to provide the Company and its counsel, and the Special Committee and its counsel, with any comments or other communications that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Tender Offer Documents promptly after the receipt of such comments or other communications and to consult with the Company and its counsel, and the Special Committee and its counsel, prior to responding to any such comments.

     (c) Notwithstanding any other provision of this Agreement, it shall be a condition to Parent's right to extend the Tender Offer pursuant to clause (iii) of Section 1.01(a) that, in connection with such extension, Parent waives, with respect to all Shares validly tendered during the subsequent offering period referred to in said clause (iii), all conditions of the Tender Offer.

          SECTION 1.02  Company Action. The Company hereby approves of and
                        --------------
consents to the Tender Offer. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to Parent, that (a) each of the Special Committee and the Board of Directors of the Company, at meetings duly held, has made the determination and adopted the resolutions referred to in the fourth recital to this Agreement; and (b) Dain Rauscher Wessels, the financial advisor to the Special Committee ("DRW"), has delivered to the Special Committee and the Company's Board of Directors its written opinion that the consideration to be received by the Unaffiliated Stockholders is fair to such stockholders from a financial point of view. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws, will contain the recommendation referred to in the fourth recital to this Agreement and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by either the Company, on the one hand, or either of Parent and Sub, on the other hand, as the case may be, with respect to information supplied by the other party in writing for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the
Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications and to consult with Parent and its counsel prior to responding to any such comments.

          SECTION 1.03  Stockholder Lists. In connection with the Tender
                        -----------------
Offer, the Company shall promptly furnish Parent with mailing labels, security position listings of Shares held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of Shares, each as of the most recent practicable date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as Parent or its agents may reasonably request in connection with communicating to the record and beneficial holders of Shares with respect to the Tender Offer and the Merger.

                                   ARTICLE II

                                   THE MERGER

          SECTION 2.01  The Merger. Subject to the terms and conditions of
                        ----------
this Agreement, at the Effective Time (as defined in Section 2.02 hereof), the Company and Sub shall consummate the Merger pursuant to which (a) Sub, shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (the "Surviving

Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

          SECTION 2.02  Effective Time. As soon as practicable, but in no
                        --------------
event later than the second business day, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or, if appropriate, a certificate of ownership and merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the Delaware General Corporation Law ("DGCL") in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the "Closing"). Prior to such filing, a closing shall be held at the offices of Haynes and Boone, LLP, 7501A N. Capital of Texas Highway, Suite 130, Austin, Texas 78731, or such other place as the parties shall agree, for the purposes of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

          SECTION 2.03  Effects of the Merger. From and after the Effective
                        ---------------------
Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof).

          SECTION 2.04  Certificate of Incorporation and Bylaws. Subject to
                        ---------------------------------------
Section 6.03 hereof: (a) at the Effective Time, the Certificate of Incorporation of the Company in effect immediately prior thereto, shall remain the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law; and (b) the Bylaws of the Company in effect immediately prior thereto shall be amended and restated to read in their entirety identically with the Bylaws of Sub as then in effect, except that they shall retain the Company's current name.

          SECTION 2.05  Directors. The directors of Sub immediately prior to
                        ---------
the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

          SECTION 2.06  Officers. The officers of Sub immediately prior to the
                        --------
Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or otherwise as provided by law.

          SECTION 2.07  Conversion of Shares. At the Effective Time, by virtue
                        --------------------
of the Merger and without any action on the part of Parent, Sub, the Company or any holder of Shares:

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than Shares to be canceled pursuant to clause (b) below and any Dissenting Shares (as hereinafter defined)) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.02, an amount in cash per Share equal to the Offer Price (the "Merger Consideration"), without interest. The holders of such certificates previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by law.

          (b) Each share of Company Common Stock (i) held in the treasury of the Company or (ii) owned by Parent or Sub shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.

          (c) Each share of common stock, par value $0.01 per share ("Sub Common Stock"), of Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

          SECTION 2.08  Options and ESPP.
                        ----------------

     (a) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under the Company's 1996 Stock Option Plan and 1999 Stock Incentive Plan, each as amended (collectively, the "Stock Option Plans"), to execute prior to the Effective Time an Option Relinquishment and Release Agreement (herein so called) in a form agreed upon by Parent and the Company.
As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent (as hereinafter defined) to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time and remains employed by the Company at all times through and including the Effective Time, such holder's options (the "Outstanding Options") shall, in accordance with the terms and conditions of the governing Stock Option Plan and the holder's stock option agreement(s), be converted without any action on the part of the holder thereof into the right to receive an amount equal to the Merger Consideration, upon the exercise of such holder's options in accordance with, and within the time period prescribed by, the applicable Stock Option Plan and the holder's stock option agreement(s). In the event that an option holder voluntarily terminates such option holder's employment with the Company prior to the Effective Time, whether or not such option holder has executed an Option Relinquishment and Release Agreement, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the provisions of the applicable Stock Option Plan without regard to the provisions of this Section 2.08(a). The Surviving Corporation shall pay, or cause the Paying Agent to pay, to each holder of Outstanding Options the Merger Consideration, less any required withholding taxes, as promptly as practicable after receiving a valid exercise of an Outstanding Option by the holder thereof.

     (b) Following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause all holders of options to purchase Class A Common Stock granted under the Company's 2000 Nonstatutory Stock Option Plan (the "2000 Plan") to execute prior to the Effective Time an Option Relinquishment and Release Agreement in a form agreed upon by Parent and the Company. As soon as practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to pay to such holders who have previously delivered an Option Relinquishment and Release Agreement and remained employed by the Company at all times through and including the Effective Time a cash amount equal to the product of (i) the number of shares of Class A Common Stock subject to such option (irrespective of whether such option is then exercisable) and (ii) the amount by which the Merger Consideration exceeds the exercise or strike price per share of Class A Common Stock subject to such option immediately prior to the Effective Time, less any required withholding taxes. In the event that an option holder voluntarily terminates such option holder's employment with the Company prior to the Effective Time, such option holder's options shall be treated, in connection with the consummation of the Merger, in accordance with the provisions of the applicable 2000 Plan without regard to the provisions of this Section 2.08(b). In the event that an option holder fails to deliver an Option Relinquishment and Release Agreement prior to the Effective Time, such holder's rights shall be controlled by the terms of the 2000 Plan.

     (c) The Company's Board of Director has resolved that, effective as of November 1, 2000, the Company's Employee Stock Purchase Plan (the "ESPP") shall terminate.

          SECTION 2.09  Merger Without Stockholders' Meeting. If, as a result
                        ------------------------------------
of the purchase of Shares pursuant to the Tender Offer and compliance with the terms of this Section 2.09, Parent owns in the aggregate at least 90% of the Shares then outstanding upon completion of the Tender Offer and continues to hold at least 90% of the outstanding Class B Common Stock, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VII without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL (a "Short-Form Merger"). In connection therewith, if following the purchase of Shares pursuant to the Tender Offer, Parent owns in the aggregate less than 90% of the Shares then outstanding, Parent agrees to convert such number of shares of Class B Common

Stock into Class A Common Stock to the extent that, after giving effect to such conversion, Parent would own in the aggregate the number of Shares necessary to effect a Short-Form Merger.

          SECTION 2.10  Stockholders' Meeting or Action by Consent. (a) If
                        ------------------------------------------
required by applicable law in order to consummate the Merger, the Company acting through its Board of Directors shall, in accordance with applicable law:

                        (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Parent pursuant to the Tender Offer to consider and vote upon the approval and adoption of this Agreement and the Merger;

                        (ii) prepare and file with the SEC a preliminary proxy statement or information statement, as appropriate, relating to this Agreement and the Merger and use its best efforts (A) after consultation with Parent and Sub, to respond promptly to any comments made by the staff of the SEC with respect to such preliminary proxy statement or information statement and cause a definitive proxy or information statement (together with any amendments or supplements thereto, and including the related amendment to the 13e-3 Transaction Statement, the ("Proxy Statement") to be mailed to its stockholders at the earliest practicable time, and (B) to obtain the necessary approvals of this Agreement and the Merger by its stockholders; and

                        (iii) include in the Proxy Statement the recommendations of the Special Committee and the Company's Board of Directors that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger, except to the extent that the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have determined in good faith, having received (in the case of the Special Committee) the advice of its outside counsel, that such recommendation would violate its fiduciary duties under applicable law.

     (b) Parent and Sub will provide the Company with the information concerning Parent, Sub and their subsidiaries and affiliates required under the Exchange Act to be included in the Proxy Statement. Parent, will vote all of its shares of Sub Common Stock in favor of the approval and adoption of this Agreement and the Merger, if necessary to effect the Merger. In addition, if a vote of the stockholders of the Company is necessary to effect the Merger, Parent will vote, or cause to be voted, all shares of Company Common Stock owned by it and its subsidiaries in favor of the approval and adoption of this Agreement and the Merger.

     (c) If the Merger cannot be effected as a Short-Form Merger, Parent may elect (in lieu of the Company submitting this Agreement and the Merger to a vote of its stockholders at the Special Meeting) to execute a written consent approving and adopting this Agreement and the Merger, consistent with the applicable requirements of Delaware law and the federal securities laws.

                                  ARTICLE III

                     DISSENTING SHARES; PAYMENT FOR SHARES

          SECTION 3.01  Dissenting Shares.  Notwithstanding anything in this
                        -----------------
Agreement to the contrary, Shares outstanding immediately prior to the Effective Time that are held by stockholders (i) who shall have neither voted for approval and adoption of this Agreement and the Merger nor consented thereto in writing and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such Shares fails to perfect, withdraws, waives or otherwise loses such holder's right to appraisal. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) his or her demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent (a) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair value or offer to settle or settle any such demands.

          SECTION 3.02  Exchange of Certificates and Cash.  (a) On or before
                        ---------------------------------
the date of Closing, Parent shall enter into an agreement, in form and substance reasonably satisfactory to the Company (acting through the Special Committee), providing for the matters set forth in this Section 3.02 and Section 2.08 (the "Paying Agent Agreement") with a bank or trust company selected by Parent (the "Paying Agent"), authorizing such Paying Agent to act as Paying Agent in connection with the Merger. Immediately prior to the Effective Time, Parent shall deposit or shall cause to be deposited with or for the account of the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b)), an amount in cash equal to the aggregate Merger Consideration payable pursuant to Section 2.07(a) and Section 2.08 (such cash funds are hereafter referred to as the "Payment Fund").

          (b) As soon as reasonably practicable after the Effective Time, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Company Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 2.07(b)) (the "Certificates"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this
Article III to the transferee of such shares if the Certificate evidencing such shares of Company Common Stock is presented to the Paying Agent and is properly endorsed or otherwise in proper form for transfer. In such event, the signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Paying Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate. The Payment Fund shall not be used for any purpose other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Payment Fund shall be for the account of the Surviving Corporation.

          (c) Any portion of the Payment Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Company Common Stock for six months following the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, upon demand. Any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

          (d) None of the Surviving Corporation, Parent, Sub, the Company or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) The Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent.

          (f) In the event any Certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against Parent, Sub or the Paying Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Paying Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

          SECTION 3.03  Stock Transfer Books.  At the Effective Time, the stock
                        --------------------
transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company (other than transfers, consistent with standard settlement procedures, to reflect transactions in the Shares that occurred in the open market, or pursuant to the exercise of stock options, prior to the Effective Time). Any Certificates presented to the Paying Agent or the Surviving Corporation for any reason at or after the Effective Time shall be canceled and exchanged for the Merger Consideration pursuant to the terms in this Article III.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Sub as follows (in each case subject to such exceptions and qualifications as are set forth in the Disclosure Schedule delivered to, and received by, Parent concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule") and expressly identify the provision of this Article IV qualified thereby, it being agreed that, for all purposes of this Agreement, the accuracy of the Company's representations and warranties contained in this Article IV shall be determined with reference to the Disclosure Schedule):

          SECTION 4.01  Corporate Organization.  The Company is a corporation
                        ----------------------
duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company (a "Company Material Adverse Effect").

          SECTION 4.02  Capitalization.  (a) The authorized capital stock of
                        --------------
the Company consists of 37,243,000 shares of Class A Common Stock, 12,750,000 shares of Class B Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of October 20, 2000, (i) 6,237,565 shares of Class A Common Stock and 10,316,620 shares of the Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable,
(ii) 390,000 Shares were held in the Company's treasury, and (iii) no shares of preferred stock were issued or outstanding. As of the date of this Agreement, the Company has options outstanding to purchase (i) 2,200,836 Shares granted to employees pursuant to the Company's 1996 Stock Option Plan, (ii) 2,517,979 Shares granted to employees pursuant to the Company's 1999 Stock Incentive Plan,
(iii) 529,791 Shares granted to employees pursuant to the Company's 2000 Nonstatutory Stock Option Plan and (iv) 10,000 Shares granted to Gordon and Sidney LaBonte pursuant to a Stock Option Agreement dated October 21, 1998. Except as set forth in this Section 4.02 and except for this Agreement and the transactions contemplated hereby (including any conversion of Class B Common Stock pursuant to Section 2.09 hereof), there are not now, and at the Effective Time there will not be, any shares of capital stock of the Company issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible or exchangeable securities or other agreements, commitments or rights of any character relating to issued or unissued capital stock or other securities of the Company, or otherwise obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, or to make any payments in respect of, repurchase, redeem or otherwise acquire any Shares or other capital stock of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

          (b) Except for this Agreement and the transactions contemplated hereby, there are not now, and at the Effective Time there will be not be, any voting trusts or other agreements or understanding to which the Company is a party or is bound with respect to the voting of capital stock of the Company.

          SECTION 4.03  Authority Relative to this Agreement.  The Company has
                        ------------------------------------
all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the

Company of this Agreement or the consummation by the Company of the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the stockholders of the Company, to the extent required by applicable law, and the filing and recordation of the Certificate of Merger as required by the DGCL). Assuming the accuracy of the representation and warranty made by Parent and Sub in Section 5.08(a) hereof, Section 203 of the DGCL will not be applicable to the consummation of any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency and moratorium laws and the laws affecting creditors' rights generally and (ii) the discretionary nature of equitable remedies.

          SECTION 4.04  No Conflict; Required Filings and Consents.  (a) The
                        ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's Restated Certificate of Incorporation, as amended to the date hereof (the "Company Charter"), or its restated Bylaws (the "Bylaws"), or (ii) conflict with or violate any federal, state or local statute, law, rule, regulation, ordinance, code, order, or any other requirement or rule of law applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), state securities or blue sky laws and (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

          SECTION 4.05  SEC Filings and Financial Statements.  The Company has
                        ------------------------------------
heretofore timely filed all forms, reports, statements, schedules and other materials with the SEC required to be filed pursuant to the Exchange Act or other federal securities laws since February 25, 1999 (the "SEC Reports"). As of their respective dates (or the date of any amendment thereto, if applicable), the SEC Reports (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein) complied in all material respects with all applicable requirements of the Exchange Act and other federal securities laws and to the knowledge of the Company, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (including the related notes and schedules thereto) and the financial statements of the Company (the "June 2000 Financial Statements") included in the Company's Report on Form 10-Q for the six-month period ended June 30, 2000 (including the related notes and schedules thereto) were prepared from, and were, as of their respective dates, in accordance with, the books and records of the Company, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal year-end adjustments) and fairly presented, as of their respective dates, the financial position and the results of operations and cash flows of the Company as at the dates thereof or for the periods presented therein.

          SECTION 4.06  Absence of Certain Changes or Events.  Except as
                        ------------------------------------
disclosed in the SEC Reports during the period from and including July 1, 2000, through and including the date of this Agreement, the Company has not (a) conducted its business other than in the ordinary and usual course of business consistent with past practice or (b) suffered any change in its business, financial condition, results of operations, assets or liabilities which, in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

          SECTION 4.07  No Undisclosed Liabilities.  Except (a) as disclosed in
                        --------------------------
the SEC Reports filed prior to the date hereof, (b) as disclosed in Section 4.07 of the Disclosure Schedule, (c) for liabilities incurred by the Company in the ordinary course of business consistent with past practice and (d) for liabilities incurred in connection with the transactions contemplated by this Agreement, to the best knowledge of the Company, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

          SECTION 4.08  Proxy Statement.  In addition to the Company's
                        ---------------
representations and warranties contained in Section 1.02, none of the information supplied by the Company for inclusion in the Proxy Statement or related materials, at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC, and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 4.09  Brokers.  No broker, finder or investment banker (other
                        -------
than DRW) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and DRW pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

     SECTION 4.10  Compliance with Applicable Law.  Except as disclosed in
                   ------------------------------
Section 4.10 of the Disclosure Schedule, the Company holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as presently conducted and is in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and the Company does not know of, or has not received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company, which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

     SECTION 4.11  Tax Returns and Tax Payments.  The Company has timely filed
                   ----------------------------
all Tax Returns (as hereinafter defined) required to be filed by it for periods ending after August 25, 1999, except for such failure that would not result in a Company Material Adverse Effect. The Company has paid all Taxes (as hereinafter defined) shown to be due on such Tax Returns filed by it for periods ending after August 25, 1999, or has provided reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, except for such Taxes which, if unpaid or unreserved, would not result in a Company Material Adverse Effect. The Company has not granted any request that remains in effect for waivers of the time to assess any Taxes. To the Company's knowledge, except as disclosed in Section 4.11 of the Disclosure Schedule, no claim for unpaid Taxes has been asserted against the Company in writing by a Tax authority which, if resolved in a manner unfavorable to the Company would result, individually or in the aggregate, in a Company Material Adverse Effect. To the

Company's knowledge, there are no liens for Taxes upon the assets of the Company, except for liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, that could result in a Company Material Adverse Effect. To the Company's knowledge, except as disclosed in Section 4.11 of the Disclosure Schedule, no audit of any Tax Return of the Company is being conducted by a Tax authority. To the Company's knowledge, except as disclosed in
Section 4.11 of the Disclosure Schedule, the Company has no liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used in this paragraph, "Code" shall mean the Code and the Treasury Regulations promulgated thereunder.

          SECTION 4.12  Intellectual Property.  The Company owns, or is licensed
                        ---------------------
or, to its knowledge, otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the Company's business as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent to the Company as follows:

          SECTION 5.01  Corporate Organization.  Each of Parent and Sub is a
                        ----------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has been formed, as a wholly-owned subsidiary of Parent, solely for the purpose of effectuating the Merger and, prior to the Effective Time, will have conducted no business other than as contemplated by this Agreement.

          SECTION 5.02  Authority Relative to this Agreement.  Each of Parent
                        ------------------------------------
and Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Sub, and by Parent as the sole stockholder of Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to (i) bankruptcy, insolvency and moratorium laws and to the laws affecting creditors' rights generally and (ii) the discretionary nature of equitable remedies.

          SECTION 5.03  No Conflict; Required Filings and Consents.  (a) The
                        ------------------------------------------
execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Sub,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either Parent or Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of either Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which either Parent or Sub is a party or by which either Parent or Sub or any of their properties or assets is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay or impair the performance by each of Parent or Sub of any of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby (a "Parent Material Adverse Effect").

          (b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement and the consummation of the Tender Offer, the Merger and the other transactions contemplated hereby by Parent and Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or blue sky laws, and (B) filing and recordation of appropriate merger and similar documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby in any material respect or otherwise prevent Parent or Sub from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          SECTION 5.04  Brokers.  No broker, finder or investment banker (other
                        -------
than SG Cowen Securities Corporation) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Tender Offer, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 5.05  Proxy Statement.  In addition to Parent's and Sub's
                        ---------------
representations and warranties contained in Section 1.01(b), none of the information supplied by Parent or Sub for inclusion in the Proxy Statement or related materials at the time such Proxy Statement or any amendments or supplements thereto are filed with the SEC and at the time of the first mailing and at the time of the Special Meeting, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          SECTION 5.06  Litigation.  No action, suit or proceeding is pending
                        ----------
or, to the knowledge of Parent, threatened against Parent or Sub, which, individually or in the aggregate with any other such action, suit or proceeding, is reasonably likely to have a Parent Material Adverse Effect.

          SECTION 5.07  Financing.  Parent has available to it, without the
                        ---------
need to use any of the Company's cash or cash equivalent assets, the funds necessary for the completion of the transactions contemplated by this Agreement. If Parent borrows any funds to finance any of such transactions, none of such borrowings will be incurred by, or secured, directly or indirectly, by the assets of, the Company.

          SECTION 5.08  Stock Ownership.  (a) At all times from the date the
                        ---------------
Company's initial public offering was completed until the date of this Agreement, Parent has owned, beneficially and of record, shares of Company Common Stock representing at least 15% of the outstanding voting power of all of the Company's outstanding voting securities.

          (b) As of the date of this Agreement, Parent owns, beneficially and of record, all of the outstanding shares of Class B Common Stock and none of the outstanding Shares.

                                  ARTICLE VI

                                   COVENANTS

          SECTION 6.01  Conduct of Business of the Company.  The Company
                        ----------------------------------
covenants and agrees that, prior to the Effective Time, unless Parent (acting through any of its executive officers) shall otherwise agree in writing or except as otherwise expressly contemplated by this Agreement:

          (a) The business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary and usual course of business consistent with past practice;

          (b) The Company shall cooperate with Parent to implement mutually acceptable measures intended to keep available the services of its officers and key employees and to preserve the good will of those having business relationships with any of them; and

          (c) The Company shall not directly or indirectly: (i) declare or pay any dividend or make any distribution with respect to any shares of its capital stock; (ii) purchase or otherwise acquire, or propose to purchase or otherwise acquire, any outstanding share of its capital stock; (iii) propose or adopt any amendments to its Company Charter or Bylaws; (iv) issue, sell, pledge, dispose or encumber any capital stock of the Company, except pursuant to (x) Section
2.09 hereof, (y) the exercise of stock options outstanding on October 20, 2000 or (z) the terms of the ESPP as in effect on the date hereof; (v) except in the ordinary and usual course of business consistent with past practice, sell, pledge, dispose of or encumber any of its material assets; (vi) incur any long-term indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse any material obligations of any other person; (vii) approve, adopt or amend any agreement, plan, program or arrangement that provides any benefits to any employee of the Company (other than as contemplated by this Agreement); (viii) except in the ordinary and usual course of business consistent with past practice, increase, directly or indirectly, the compensation of any employee of the Company; (ix) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person; (x) take any action to materially reduce the number of its employees; (xi) enter into any material lease or license or otherwise subject to any material lien any of its properties or assets; (xii) modify, amend in any material respect or terminate any of its material contracts; (xiii) waive, release or assign any rights that are material to the Company; (xiv) permit any insurance policy naming it as a beneficiary or loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of such lapse, cancellation or expiration; or (xv) authorize any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          SECTION 6.02  Notification of Certain Matters.  The Company shall
                        -------------------------------
give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of the Company, on the one hand, or Parent or Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties of the parties of the conditions to the parties hereunder.

          SECTION 6.03  Indemnification; Directors' and Officers' Insurance.
                        ---------------------------------------------------
(a) Parent and the Company agree that all rights to indemnification and advancement of expenses now existing in favor of the present or former directors or officers of the Company as provided in the Company Charter and Bylaws, in effect as of the date hereof shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time. To the maximum extent permitted by law, such indemnification shall be mandatory rather than permissive, and the Company or the Surviving Corporation, as the case may be, shall advance expenses in connection with such indemnification. Parent and the Company further agree that all rights to indemnification now existing in favor of the present or former directors or officers of the Company in any indemnification agreement between such person and the Company shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement.

          (b) Parent shall or the Surviving Corporation shall maintain in effect for six years from the Effective Time, to the extent available, the current directors' and officers' liability insurance policies maintained by Parent or the Company covering those directors and officers of the Company who are currently covered by such policies with respect to matters occurring prior to the Effective Time; provided, however, that: (i) Parent or Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage; (ii) in no event shall the Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance (in which event Parent or the Surviving Corporation shall cause to be maintained directors' and officers' liability insurance that, in Parent's good faith judgment, provides the maximum coverage available for such maximum premium and reasonably comparable to the current coverage); and (iii) the Parent may meet its obligations under this paragraph by covering the above persons under the Parent's insurance policy or policies on the terms described above.

          (c) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of such party assume the obligations of such party as contemplated by this Section 6.03.

          SECTION 6.04  Access and Information.  The Company shall afford to
                        ----------------------
Parent, Sub and their representatives such access during normal business hours throughout the period prior to the Effective Time to the Company's books, records (including, without limitation, tax return and work papers of the Company's independent auditors), facilities, personnel and to such other information as Parent shall reasonably request. All such information shall, to the fullest extent consistent with applicable law, be subject to the provisions of the confidentiality agreement between the Company and Parent entered into on September 28, 2000 (the "Confidentiality Agreement").

          SECTION 6.05  Publicity.  None of the Company, Parent or Sub shall
                        ---------
issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Tender Offer, the Merger or the other transactions contemplated hereby without prior consultation with the other parties, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party. Parent and the Company have heretofore agreed upon the text of the initial press release to be issued with respect to this Agreement and the transactions contemplated hereby.

     SECTION 6.06  Commercially Reasonable Efforts. Subject to the terms and
                   -------------------------------
conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Tender Offer, the Merger and the other transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts to (a) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation, (c) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) effect any necessary registrations and filings and submissions of information requested by governmental authorities, and (e) fulfill all conditions to this Agreement. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to the Tender Offer, the Merger or the other transactions contemplated this Agreement, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent, which shall not be unreasonably withheld.

     SECTION 6.07  Contribution of Company Common Stock. Promptly following
                   ------------------------------------
consummation of the Offer, Parent shall contribute all shares of Class A Common Stock and all shares of Class B Common Stock to Sub if necessary to effect the Merger as a Short-Form Merger.

     SECTION 6.08  Notification of Third Party Offers. The Company will
                   ----------------------------------
promptly notify Parent if the Company, any of its affiliates, any of its officers, directors, employees, agents or representatives (including without limitation its financial advisors, attorneys and accountants), (a) initiates contact with, (b) enters into or participates in any discussions or negotiations with, (c) discloses, directly or indirectly, any information not customarily disclosed concerning the business and properties of the Company to or (d) affords any access to the Company's properties, books and records to any corporation, partnership, person or other entity or group in connection with any possible proposal relating to (i) the disposition of the Company's business or assets, (ii) the acquisition or disposition of any equity securities of the Company, (iii) the merger of the Company with any person other than Sub or (iv) any similar transaction, except as contemplated herein. The Company will promptly notify Parent orally of all the relevant details of any inquiry or proposal that it receives relating to any such matters.

     SECTION 6.09  Board Recommendation.  Except to the extent that the Board
                   --------------------
of Directors of the Company, based on the recommendation of the Special Committee, shall have determined in good faith, having received (in the case of the Special Committee) the advice of its outside counsel, that its recommendation of the Tender Offer or the Merger would violate its fiduciary duties under applicable law, neither the Company's Board of Directors nor any committee thereof shall withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, such Board recommendation of the Tender Offer or the Merger. Nothing contained in this Section 6.09 shall prohibit the Company or its Board of Directors from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's stockholders required by applicable law.

     SECTION 6.10  Additional Reports and Information.  The Company shall
                   ----------------------------------
furnish to Parent copies of all SEC Reports that it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and the unaudited interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company, as of the dates thereof and the results of operations and cash flows or other information included therein for the periods or as of the date then ended (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal, year-end adjustments), in each case in accordance with GAAP consistently applied during the periods involved.

     SECTION 6.11  Disclosure Schedule Supplements.  From time to time after
                   -------------------------------
the date of this Agreement and prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or that is necessary to correct any representation and warranty of the Company that has been rendered inaccurate thereby in any material respect. For purposes of determining the accuracy of the representations and warranties of the Company contained in this Agreement in order to determine the fulfillment of the condition set forth in paragraph (c) of Annex A, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

     SECTION 6.12  Role of Special Committee. Prior to the earlier to occur of
                   -------------------------
the Effective Time or the termination of this Agreement pursuant to its terms:
(a) Parent shall not take, or cause to be taken, any action to remove from office, or impair the authority of, any member of the Special Committee; and (b) without limiting the effect of any other provision of this Agreement that confers authority upon the Special Committee with respect to this Agreement, all of the rights of the Company under this Agreement (including, without limitations, rights of waiver and enforcement) are, to the fullest extent permitted by the DGCL, vested exclusively in the Special Committee and shall be exercised by the Company only with the consent, or at the express direction, of the Special Committee.

     SECTION 6.13  Clarification of Stock Option Plans. Following the execution
                   -----------------------------------
of this Agreement, the Board of Directors of the Company shall adopt resolutions to clarify that the Stock Option Plans permit the treatment of options to purchase Class A Common Stock in accordance with Section 2.08(a) and (b).

                                  ARTICLE VII

                                  CONDITIONS

     SECTION 7.01  Conditions to Obligations of Each Party to Effect the
                   -----------------------------------------------------
Merger. The respective obligations of Parent, Sub and the Company to consummate
------
the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

     (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by applicable law in order to consummate the Merger;

     (b) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and

     (c) Parent shall have purchased Shares pursuant to the Tender Offer.

                                 ARTICLE VIII

                                  TERMINATION

     SECTION 8.01  Termination. This Agreement may be terminated and the
                   -----------
transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the
Company:

     (a) by mutual written consent of the Board of Directors of the Company on behalf of the Company (as agreed to by the Special Committee) and Parent and Sub;

     (b) by either Parent or the Company (acting through the Special
Committee) if (i) Parent shall not have purchased any Shares pursuant to the Tender Offer on or before January 31, 2001; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the

Tender Offer to be consummated on or before such date or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by Parent and Sub if prior to the purchase of Shares pursuant to the Tender Offer, the Special Committee or the Board of Directors of the Company shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to the Parent its approval or recommendation of the Tender Offer, the Merger or this Agreement or shall have resolved to do any of the foregoing; or

     (d) by the Company (acting through the Special Committee) if (i) due to an occurrence or circumstance, not involving a breach by the Company of its obligations hereunder, which would result in a failure to satisfy any of the conditions set forth in Annex A, hereto or otherwise, Parent shall have failed to commence the Tender Offer within nine business days following the date of this Agreement, terminated the Tender Offer or permitted the Tender Offer to expire without the purchase of Shares thereunder; or (ii) prior to the purchase of any Shares pursuant to the Tender Offer, either (1) Parent materially breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein, or (2) Parent breaches in any material respect any of its representations and warranties granted herein, and, in either case, a Parent Material Adverse Effect results therefrom; or

     (e) by the Company (acting through the Special Committee) if, in exercising its business judgment after consultation with its independent legal and financial advisors and taking into account their advice, it determines that a competing offer is superior to the offer embodied herein; provided, however, that in such event the Company will pay to Parent the sum of $1.25 million within two business days after acceptance of the competing offer, which sum will constitute reimbursement to Parent for all of its expenses incurred in connection with this Agreement; provided first, however, that the Company shall have materially complied with its obligations under Section 6.08.

     SECTION 8.02  Effect of Termination. In the event of the termination of
                   ---------------------
this Agreement as provided in Section 8.01 hereof, except as provided in Section
9.01 hereof, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Sub or the Company. Nothing contained in this Section 8.02 shall relieve any party from liability for any willful breach of this Agreement.

                                  ARTICLE  IX

                                 MISCELLANEOUS

     SECTION 9.01  Non-Survival of Representations, Warranties and Agreements.
                   ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or the termination of this Agreement pursuant to Section
8.01 hereof, as the case may be, except that the agreements set forth in Section 8.01(e) and Section 9.02 hereof shall survive termination and this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     SECTION 9.02  Fees and Expenses. All costs and expenses incurred in
                   -----------------
connection with the Tender Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Tender Offer or the Merger shall be consummated; except as contemplated by Section 8.01(e).

     SECTION 9.03  Notices. All notices and other communications hereunder
                   -------
shall be in writing and shall be deemed to have been duly given if delivered personally or sent by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

     (a)  If to Parent or Sub:

          Trilogy Software, Inc.
          6034 West Courtyard Drive
          Austin, Texas 78730
          Attention:  Joseph A. Liemandt
          Facsimile No.: (512) 425-3300

          with a copy to:

          Haynes and Boone, LLP
          7501A N. Capital of Texas Highway
          Suite 130
          Attention: Dennis R. Cassell, Esq.
          Facsimile No.: (512) 692-8370

     (b)  If to the Company:

          pcOrder.com, Inc.
          5001 Plaza on the Lake
          Austin, Texas  78759
          Attention: Richard Friedman
          Facsimile No.: (512) 684-1122
          with a copy to the Special Committee, as follows:

          Gray Cary Ware & Freidenrich LLP
          400 Hamilton Avenue
          Palo Alto, California 94301-1825
          Attention: Henry Lesser, Esq.
          Facsimile No.: 650-327-3699

     SECTION 9.04  Governing Law.   This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

     SECTION 9.05  Interpretation. For purposes of this Agreement, the term
                   --------------
"subsidiary" shall mean with respect to a specified party, any other entity (i) of which fifty percent or more of either the equity interests in, or the voting control of, such entity is, directly or indirectly, beneficially owned by the specified party, (ii) of which the specified party has the ability to (A) elect fifty percent or more of the directors or members of the governing board of such entity or (B) appoint either the general partner of a general partnership or limited partnership or the managing member of a limited liability company or
(iii) that the specified party otherwise controls. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

     SECTION 9.06  Entire Agreement; Assignment. This Agreement (together with
                   ----------------------------
the Annex hereto) (a) contains the entire agreement among Parent, Sub and the Company with respect to the Tender Offer, the Merger and the transactions contemplated hereby and supersedes all prior agreements and undertakings, both written and oral, among the parities, or any of them, with respect to these matters other than the Confidentiality Agreement, which shall remain in full force and effect until the Effective Time; and (b) shall not be assigned, except that the Parent may assign any of its rights and obligations hereunder, including, without limitation, the right to purchase any or all of the Shares tendered pursuant to the Tender Offer, to Parent or one or more direct or indirectly wholly owned subsidiaries of Parent; provided, however, that no such assignment shall relieve the Parent of its obligations hereunder.

     SECTION 9.07  Severability. Any term or provision of this Agreement which
                   ------------
is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.08  Parties In Interest. This Agreement shall be binding upon
                   -------------------
and inure solely to the benefit of each party hereto and their respective successors, legal representatives and permitted assigns, and, except for the provisions of Section 6.03, which shall be enforceable by the beneficiaries contemplated thereby, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09  Counterparts. This Agreement may be executed in two or more
                   ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 9.10  Amendment. This Agreement may not be amended except pursuant
                   ---------
to an instrument in writing signed by the Company following approval of such action by the Special Committee and signed by Parent and Sub; provided, however, that after any approval of this Agreement by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which would: (i) decrease the Merger Consideration; (ii) change any other terms and conditions and this Agreement if any of the changes would, individually or in the aggregate, materially adversely affect the stockholders of the Company; or (iii) otherwise require stockholder approval under the DGCL.

     SECTION 9.11  Extension; Waiver. At any time prior to the Effective Time,
                   -----------------
whether before or after approval of this Agreement by the stockholders of the Company, any party hereto, by action taken by the Special Committee on behalf of the Company or by Parent and Sub, as the case may be, may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any of the agreements or any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

     SECTION 9.12  Headings. The descriptive headings used herein are inserted
                   --------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 9.13  Enforcement. The parties agree that irreparable damage
                   -----------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

     SECTION 9.14  Parent Guaranty.  Parent hereby unconditionally and
                   ---------------
irrevocably guarantees: (i) the performance by Sub of all of Sub's obligations under this Agreement; and (ii) the post-closing performance by the Surviving Corporation (or any successor thereto) of all of the Surviving Corporation's post-closing obligations under this Agreement.

     SECTION 9.15  Knowledge of the Company. References in this Agreement to
                   ------------------------
the knowledge of the Company shall be interpreted as applying only to the actual knowledge, after reasonable inquiry, of the Company's current executive officers.


                                   *  *  *  *

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                     TRILOGY SOFTWARE, INC.


                                     ------------------------------------------
                                     T. Patrick Kelly, Vice President and
                                     Chief Financial Officer


                                     POI ACQUISITION CORP., INC.


                                     ------------------------------------------
                                     T. Patrick Kelly, Vice President and
                                     Chief Financial Officer


                                     PCORDER.COM, INC.


                                     ------------------------------------------
                                     Name:
                                     Title:

                                    ANNEX A

                        CONDITIONS TO THE TENDER OFFER

     Notwithstanding any other provision of the Tender Offer, and in addition to (and not in limitation of) the Parent's rights to extend and amend the Tender Offer at any time in its sole discretion in accordance with (and subject to) the terms of this Agreement, Parent shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Tender Offer), and may terminate the Tender Offer as to any Shares not then paid for, if at any time on or after October 24, 2000 and prior to the time of payment for any such Shares, any of the following events shall occur:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, erected, issued or deemed applicable to the Tender Offer in the Merger, or the Parent, the Company or any other affiliate of Parent, by any Governmental Entity or any court of competent jurisdiction (i) that makes illegal or otherwise directly or indirectly restrains or prohibits or makes materially more costly the making of the Tender Offer, the acceptance for payment of, or payment for, any Shares by Parent, Sub or any other affiliate of Parent pursuant to the Tender Offer, or the consummation of the Merger; (ii) that prohibits or materially limits the ownership or operation by the Company, Parent or any of their subsidiaries of all or any material portion of the business or assets of the Company, the Parent or any of their subsidiaries; (iii) that imposes limitations on the ability of Parent, Sub or any other affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Parent pursuant to the Tender Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) that compels the Company, Parent or any of Parent's subsidiaries to dispose of or hold separate all or a material portion of the business or assets of the Company; or (v) that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of this paragraph (a);

          (b) any of the representations or warranties of the Company set forth in this Agreement that are qualified by materiality or Company Material Adverse Effect shall not be true and correct, or any of the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time on or after the date of this Agreement (except to the extent such representations and warranties speak as of a specific date or period, or as of the date of this Agreement, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date of this Agreement, respectively);

          (c) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement;

          (d) the Board of Directors of the Company, based on the recommendation of the Special Committee, shall have (including by amendment to the Schedule 14D-9) withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Tender Offer, the Merger or this Agreement or shall have resolved to do any of the foregoing;

          (e) the Company (acting through the Special Committee), Parent and Sub shall have agreed that Parent shall terminate the Tender Offer or postpone the acceptance for payment of or payment for shares thereunder;

          (f) (i) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks by a United States Governmental Entity, or (iii) any mandatory limitation by a Governmental Entity that materially and adversely effects the extension of credit by banks or other financial institutions; or

          (g) this Agreement shall have been terminated in accordance with its terms;

which, in the reasonable and good faith judgment of Parent, in any such case, and regardless of the circumstances (including any action or inaction by Parent) giving rise to such condition makes it inadvisable to proceed with the Tender Offer or the acceptance for payment of, or payment for, Shares thereunder.

     The foregoing conditions are for the sole benefit of Parent, Sub and their respective affiliates and may be asserted by Parent or Sub, in whole or in part, at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

     Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

                                      A-2